UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)
July 17, 2008
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 17, 2008, Pinnacle Airlines Corp. (the “Company”) and Delta Air Lines (“Delta”) reached an agreement whereby the Company’s Pinnacle Airlines, Inc. subsidiary (“Pinnacle”) will continue to fly regional jet aircraft for Delta pursuant to the Delta Connection Agreement between the two parties (“DCA”).  This agreement resolves the issues relating to Delta’s intent to terminate the DCA effective July 31, 2008, as previously disclosed in a Form 8-K filed by the Company on June 10, 2008.  In connection with their agreement, both parties affirmed and ratified the DCA in its entirety, with certain adjustments to in-service dates.

Pinnacle has already taken delivery of nine of the 16 CRJ-900 aircraft to be operated under the DCA, and is operating these aircraft as a Delta Connection carrier in accordance with the terms of the DCA.  The parties have agreed to amend the DCA to defer the in-service dates for the remaining seven aircraft to be operated under the DCA.  The in-service dates have been revised as follows:

Aircraft #	Original In-Service Date	Revised In-Service Date
10	July 2008	January 2009
11	July 2008	January 2009
12	October 2008	January 2009
13	October 2008	February 2009
14	November 2008	February 2009
15	December 2008	May 2009
16	January 2009	May 2009

As a result of the delayed in-service dates, Pinnacle and the aircraft manufacturer have also agreed to defer delivery of certain of these aircraft to Pinnacle.  In some instances, Pinnacle will acquire aircraft from the aircraft manufacturer prior to their scheduled in-service date under the DCA.  Pinnacle will use these aircraft as spare aircraft to support its Delta Connection operations until the aircraft enter service under the DCA.  Pinnacle will incur interest, depreciation expense, and related aircraft ownership costs of approximately $2 million during the third and fourth quarters of 2008 prior to the related aircraft entering into service under the DCA.  All other terms of the DCA remain unchanged.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer
July 18, 2008

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